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                                  Exhibit 5.1

                      [Letterhead of Guzik & Associates]

                               February 19, 1998


VIA EDGAR

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Aura Systems, Inc. Registration Statement on Form S-3
          -----------------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion regarding the validity of the issuance of shares of Aura Systems, Inc. Common Stock covered by the above-referenced Registration Statement on Form S-3. These shares include: (i) 1,785,586 shares of Common Stock issuable upon the exercise of outstanding Warrants (the "Warrants"); and (ii) up to 4,543,736 of Common Stock issuable upon conversion of the Company's Convertible Debentures.

     In our opinion the 1,785,586 shares of Common Stock issuable upon exercise of the Warrants and the 4,543,736 shares of Common Stock issuable upon conversion of the Convertible Debentures, when issued in accordance with the terms of the Warrants or Convertible Debentures, as the case may be, will be duly and validly issued by the Company, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion in the Registration Statement, including any amendments thereto, and to the reference to this firm in the Registration Statement under the section entitled "Legal Matters."


                                  Very truly yours,

                                  GUZIK & ASSOCIATES

                                  /s/ Samuel S. Guzik

                                  Samuel S. Guzik